UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2012

CDW CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	333-169258	26-0273989
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 N. Milwaukee Avenue Vernon Hills, Illinois		60061
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 465-6000

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

and

Item 7.01.	Regulation FD Disclosure.

In connection with the proposed offering of Notes, we will be disclosing to prospective investors certain selected information about our preliminary year end financial results and current indebtedness.

Based on preliminary financial results, we believe that we achieved record net sales and Adjusted EBITDA for 2011. We estimate that our total net sales in 2011 increased approximately 9% as compared to 2010. We also estimate that for 2011, our Adjusted EBITDA margin, which is Adjusted EBITDA as a percentage of total net sales, was between approximately 7.4% and 7.5%.

As of December 31, 2011, we estimate that our long term debt, as defined by GAAP, net of cash and cash equivalents was less than $4 billion, and as of that date, we had no borrowings under our senior secured revolving credit facility. In 2012, we estimate that we will be required to make an excess cash flow payment of approximately $201.0 million under our senior secured term loan facility. The excess cash flow payment is due within 10 business days of the filing of our Annual Report on Form 10-K for the year ended December 31, 2011. We currently intend to make an optional term loan prepayment on or before February 3, 2012 to satisfy $120.0 million of this obligation and to pay the balance of the excess cash flow payment when due.

All of our fourth quarter and year end financial results are subject to finalization. This information is unaudited and, because of the recent conclusion of our fiscal year, this information is, by necessity, preliminary in nature and based only upon preliminary information available to us as of the date of this report. In addition, this information has not been reviewed by our independent registered public accounting firm. Investors should exercise caution in relying on this information and should not draw any inferences from this information regarding financial or operating data not provided or our performance in future periods. We cannot assure you these preliminary results will not differ from the financial information reflected in our financial statements when they have been finalized. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. For a reconciliation of net loss to Adjusted EBITDA, see our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. We expect to have the same types of adjustments between net income (loss) and Adjusted EBITDA for the fourth quarter and year ended December 31, 2011 as in the prior quarter.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01.	Other Events.

On February 2, 2012, CDW Corporation issued a press release announcing that its wholly owned subsidiaries CDW LLC and CDW Finance Corporation intend to offer, subject to market and other customary conditions, $130,000,000 in aggregate principal amount of additional 8.5% senior notes due 2019 (the “Notes”) in a private offering that is exempt from registration under the Securities Act. A copy of the press release announcing the private offering of the additional Notes is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The Notes have not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. This Current Report on Form 8-K is neither an offer to sell nor the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release announcing the private offering of the Notes, dated February 2, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDW CORPORATION

Date: February 2, 2012	By:	/s/ Ann E. Ziegler
Ann E. Ziegler
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release announcing the private offering of the Notes, dated February 2, 2012.